STOCK OPTION LETTER

Dear Mr. Jones:

Vail Resorts, Inc. (the “Company”) is pleased to confirm its grant to you of an option on the terms set forth herein.

Your Option was granted pursuant to the Company’s 2002 Long Term Incentive and Share Award Plan (the “Plan”), a copy of which is enclosed. Capitalized terms used and not defined herein have the meanings set forth in the Plan.

1.  Option Terms.

(a)  Grant. On September 30, 2005 (the “Grant Date”), you were granted an option (the “Option”) to purchase up to 100,000 shares of the Company’s Common Stock, having $.01 par value (the “Shares”), at an exercise price per Share equal to $28.08 (the “Exercise Price”), payable upon exercise as set forth in Section 2 below. Your Option will expire at the close of business on the tenth anniversary of the Grant Date (the “Expiration Date”), subject to earlier expiration in connection with the termination of your employment as provided below. Your Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

(b)  Exercisability/Vesting. Your Option will be exercisable only to the extent it has vested. Except as otherwise set forth in this Section 1(b) or in Sections 1(c) or (d) below, your Option will become vested with respect to 100% of the Option Shares on the third anniversary of the Grant Date, if and only if you have been continuously employed by the Company and/or its Subsidiaries from the date of this Agreement through such date. In the event of termination of your employment with the Company and its Subsidiaries by the Company or a Subsidiary not for Cause (as defined in the Amended and Restated Employment Agreement dated as of September 29, 2004 by and between the Company and you (the “Employment Agreement”)) or by you for Good Reason (as defined in the Employment Agreement), a portion of the Option will become vested and exercisable at the time of such termination of employment determined by multiplying the number of Shares subject to the Option by a fraction, the numerator of which is the number of completed years from the Grant Date to the date of termination, and the denominator of which is three. Upon the termination of your employment other than as set forth in the immediately preceding sentence or in Section 1(d) below, all of your unvested Options shall expire and be of no further force or effect. Any such termination shall not affect your vested Options, which shall remain exercisable pursuant to paragraph 1(e) below.

(c)  Exercise Upon Sale of the Company.

(i)  As used in this Agreement, “Sale of the Company” shall mean the acquisition of 90% of the Company’s outstanding common stock pursuant to a merger, consolidation, business combination,

purchase of stock, or otherwise that is approved by the Company’s Board of Directors.

(ii)  In connection with the Sale of the Company, the Company may, on not less than 20 days’ notice to you, provide that any portion of your vested Options which have not been exercised prior to or in connection with the Sale of the Company will be forfeited. In lieu of requiring such exercise, the Company may: (1) provide for the cancellation of the exercisable portion of your Option in exchange for a payment equal to the excess (if any) of the consideration per share of Common Stock receivable in connection with such Sale of the Company over the exercise price; and/or (2) provide for the cancellation of the non-vested portion of your Option in exchange for the creation of a cash escrow account in lieu thereof in an amount equal to the excess (if any) of the consideration per share of Common Stock receivable in connection with such Sale of the Company over the Exercise Price, which amount, plus accrued interest thereon, shall be paid to you pro rata over the time periods and in the same percentages as such canceled unvested Options would have vested in accordance with the provisions of Sections 1(b) and (c) hereof and subject to the same termination and forfeiture provisions of Section 1(e) below and to the other terms and provisions of this Agreement.

(d)  Change in Control. Notwithstanding any provision of this Agreement to the contrary, in the event of a Change in Control (as defined in Annex A hereto), the Option, if not already vested and exercisable under Section 1(b) above, will vest and become exercisable in full at the time of the Change in Control; provided, however, the vesting and exercisability of this Option shall not accelerate pursuant to this Section 1(d) if (i) there is no Control Party with respect to the Company after the Change in Control and you remain as the chief financial officer of the Company, or (ii) there is a publicly traded Control Party with respect to the Company after the Change in Control and you are the chief financial officer of such Control Party; provided further, however, if your employment is terminated by the Company or such Control Party, as the case may be, not for Cause after a Change in Control, the Option shall immediately vest in full upon such termination.  "Control Party" is defined as a "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) that is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 40% or more of the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis.

(e)  Termination of Option. In no event shall any part of your Option be exercisable after the Expiration Date set forth in Section 1(a). If your employment with the Company and/or its Subsidiaries terminates for any reason (other than as provided in Section 1(d)), that portion of your Option that is not vested and exercisable on the date of termination of your employment shall expire and be forfeited. The portion of your Option that is vested and exercisable on the date of such termination shall, to the extent not theretofore exercised, expire on the 90th day after such date of termination.

2.  Procedure for Option Exercise.

You may, at any time or from time to time, to the extent permitted hereby, exercise all or any portion of the vested portion of your Option by delivering, to the attention of the Company’s General Counsel at the address set forth in Section 8 below, written notice to the Company accompanied by payment in full, in a manner acceptable to the Company, of an amount equal to the product of the Exercise Price and the number of Shares to be acquired on exercise (the “Exercise Amount”). In addition, you may exercise all or any portion of your vested Option by pro-

viding notice of exercise to the attention the Company’s General Counsel at the address set forth in Section 8 below, and electing to pay the exercise price of the Option by having the Company withhold from the Shares received on exercise a number of Shares having a Fair Market Value equal to the Exercise Amount. The Company may also require that any exercise of your vested Option be in accordance with the procedure set forth in the immediately preceding sentence. The Company may delay effectiveness of any exercise of your Option for such period of time as may be necessary to comply with any legal or contractual provisions to which it may be subject relating to the issuance of its securities, it being understood that such exercise shall be effective immediately upon completion of such compliance notwithstanding the occurrence of the Expiration Date.

3.  Option Not Transferable.

Your Option is personal to you and is not transferable by you, other than by will or by the laws of descent and distribution. During your lifetime, only you (or your guardian or legal representative) may exercise your Option. In the event of your death, your Option may be exercised only by the executor or administrator of your estate or the person or persons to whom your rights under the Option shall pass by will or by the laws of intestate succession.

4.  Conformity with Plan.

Your Option is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan, the terms and conditions of which are incorporated herein by reference. Any inconsistencies between this Agreement and the Plan shall be resolved in accordance with the Plan. By executing and returning a copy of this Agreement, you acknowledge your receipt of this Agreement, the Plan and the Plan Prospectus and agree to be bound by all the terms of this Agreement and the Plan.

5.  Rights of Participants.

Nothing in this Agreement shall interfere with or limit in any way the right of the Company and/or its Subsidiaries to terminate your employment at any time (with or without Cause), or confer upon you any right to continue in the employ of the Company and/or its Subsidiaries for any period of time or to continue to receive your current (or other) rate of compensation. Nothing in this Agreement shall confer upon you any right to be selected to receive additional awards under the Plan or otherwise.

6.  Withholding of Taxes.

The Company may, if necessary or desirable, withhold from any amounts due and payable to you by the Company or a Subsidiary (or secure payment from you in lieu of withholding) the amount of any withholding or other tax due from the Company or Subsidiary with respect to the issuance or exercise of your Option, and the Company may defer such issuance or exercise unless indemnified by you to its satisfaction against the payment of any such amount. You may elect to have the Company withhold Shares to pay any applicable withholding taxes resulting from the Award, in accordance with any rules or regulations of the Committee then in effect.

7.	Adjustments.

In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of your rights under this Option, then the Committee shall make such equitable changes or adjustments as it deems appropriate and adjust, in such manner as it deems equitable, any or all of: (i) the number and kind of Shares, other securities or other consideration issued or issuable with respect to this Option; and (ii) the exercise price of this Option.

8.	Notice.

Any notice required or permitted to be given to the Company under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Company as follows:

If by mail:	Vail Resorts, Inc. Post Office Box 7 Vail, Colorado 81658 Attention: General Counsel
If by hand delivery:	Vail Resorts, Inc. 137 Benchmark Road Avon, Colorado 81620 Attention: General Counsel

9.  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to the principles of conflict of laws.

To confirm your understanding and acceptance of the terms and provisions set forth in this Agreement, please execute the extra copy of this Agreement in the space below and return it to the attention of the Company’s General Counsel at the address set forth in Section 8 above.

Very truly yours,

VAIL RESORTS, INC.

By:   /s/ Martha Dugan Rehm
Martha Dugan Rehm
Executive Vice President and
General Counsel

Date: March 2, 2006

The undersigned hereby acknowledges that he or she has read this Agreement and has received a copy of the Plan and the Plan Prospectus and hereby agrees to be bound by all the provisions set forth in this Agreement and in the Plan.

/s/ Jeffrey W. Jones
Jeffrey W. Jones
Date: March 2, 2006

Annex A

Definition of Change in Control

For purposes of this Agreement, “Change in Control” shall mean an event or series of events by which:

(a)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 40% or more of the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis; or

(b)  during any period of twenty four (24) consecutive months, a majority of the members of the Board or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that Board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that Board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body, or (iii) whose election or nomination to that Board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that Board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board); or

(c)  any person or two or more persons acting in concert shall have acquired, by contract or otherwise, control over the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 51% or more of the combined voting power of such securities.